Exhibit 10.7
OCTAVE INTELLIGENCE PLC
EXECUTIVE ANNUAL INCENTIVE PLAN
AS OF MAY 20, 2026
1.    Purpose
The purpose of the Octave Intelligence plc Executive Annual Incentive Plan (as amended from time to time, the “Plan”) is to help attract, retain and motivate selected executive officers and employees (including prospective employees) of Octave Intelligence plc, an Irish-incorporated public limited company (the “Company”), its subsidiaries and any successor entities thereto (together with the Company, the “Company Group”) in order to promote the Company Group’s growth and profitability and achievement of organizational, business unit and individual performance objectives.
2.    Administration
2.1    General. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”); provided, that the Committee may delegate (either generally or specifically) the powers, authorities and discretions conferred on it as it deems appropriate in its sole discretion in accordance with applicable law and subject to the terms of the Memorandum and Articles of Association of the Company. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company Group, any of its powers, responsibilities or duties. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers. Notwithstanding the foregoing, the Committee shall have exclusive responsibility for determining the budget and compensation matters related to the Chief Executive Officer of the Company.
2.2    Role of the Committee. The Committee (and its delegees, as applicable) shall have complete control over the administration of this Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under this Plan, including designating individuals as Participants (as defined in Section 3) in accordance with Section 3 and establishing the Performance Goals (as defined in Section 5.1); (ii) construe, interpret and implement this Plan; (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations governing its own operations; (iv) make all determinations and take all actions necessary or advisable in administering this Plan (including, without limitation, calculating the Bonus, if any, payable to each Participant); (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan; and (vi) amend this Plan to reflect changes in or interpretations of applicable law, rules or regulations.
2.3    Procedures; Decisions Final. Actions of the Committee shall be made by the vote of a majority of its members. The determination of the Committee on all matters relating to this Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

2.4    No Liability. No member of the Board or Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Bonus, except as expressly provided by statute. To the extent permitted by applicable law, each Covered Person will be indemnified and held harmless by any member of the Company Group against and from:
(a)    any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan, in each case, in good faith; and
(b)    any and all amounts paid by such Covered Person, with the Company Group’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Company Group will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company Group gives notice of its intent to assume the defense, the Company Group will have sole control over such defense with counsel of the Company Group’s choice.
The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Memorandum and Articles of Association, pursuant to any indemnification agreements between such Covered Person and any member of the Company Group, as a matter of law, or otherwise, or any other power that the Company Group may have to indemnify such persons or hold them harmless
3.    Participants
The Committee shall have power to designate employees and other persons (other than non-employee directors of the Company Group) who provide services to the Company Group as eligible participants in this Plan (each, a “Participant”). If an individual is hired after the Performance Period commences, the individual may become a Participant in the Plan, and the amount of his or her Bonus may be pro-rated to reflect the portion of the Performance Period worked. The Committee shall have the authority at any time to remove Participants from this Plan for any Performance Period.

4.    Performance Periods
The Committee shall designate the periods (each, a “Performance Period”) with respect to which a Participant may be granted the opportunity to earn one or more payouts. The first Performance Period shall commence January 1, 2026 and end on December 31, 2026, and unless otherwise determined by the Committee, the Performance Period shall be the Company’s full fiscal year.
5.    Individual Target Awards and Bonuses
5.1    General. Prior to or as soon as practicable following the commencement of a Performance Period, the target award applicable to a Participant (the “Individual Target Award”) will be established or otherwise determined and the performance goals (the “Performance Goals”) applicable to such Participant will be established by the Committee. The Individual Target Award will generally be based upon the Participant’s position, business, local market, job scope, responsibilities and experience and will be expressed as a percentage of such Participant’s annual base salary. The Performance Goals shall be based on one or more criteria (either separately or in combination) with regard to the Participant’s individual performance and/or the performance of the Company Group (including a subsidiary, division, other operational unit or administrative department thereof), that the Committee, in its sole discretion, deems appropriate. The Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.
5.2    Determination of Bonuses. Following the completion of each Performance Period, the Committee shall calculate the earned amount based upon each Participant’s Individual Target Award (such earned amount that the Committee determines to pay to a Participant for a Performance Period, a “Bonus”) based on the level of attainment of the Performance Goals or any other criteria as determined by the Committee in its sole discretion. Regardless of the Company’s or the Participant’s performance during a Performance Period, a Participant’s Bonus may be adjusted at the discretion of the President and Chief Executive Officer of the Company or the Committee. The Committee has the sole discretion to determine whether none, all, any portion of or an amount greater than a Participant’s Individual Target Award shall be paid, and the specific amount, if any, to be paid to each Participant, subject in all cases to the terms, conditions and limits of this Plan. The Committee may, at any time, establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Individual Target Awards (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of this Plan.
5.3    Vesting; Payment. Bonuses for a Performance Period will be awarded as the Committee determines in its sole discretion and shall be payable by the Company Group, in the discretion of the Committee, in cash. The Bonus shall be paid after the issuance of the Company’s final audited financial statements, but in no event after March 15th in the fiscal year after the fiscal year with respect to which the Bonus was earned is completed. No Participant shall have any right to payment of any amounts under this Plan unless and until the Committee determines (i) the amount of such Participant’s Bonus, (ii) that such Bonus shall be paid and (iii) the method and timing of its payment. Except as otherwise provided in Section 5.4, a Participant must be employed by the Company Group at the time of the Bonus payment.
5.4    Termination During a Performance Period.
5.4.1    Death; Disability. If a Participant’s employment is terminated due to the Participant’s death or Disability, the Participant, except as otherwise provided in the respective Participant’s written employment agreement with a member of the Company Group, shall remain eligible to receive a Bonus with respect to the open Performance Period based on actual performance for the full Performance Period; provided, that such Bonus, if any, shall be paid when Bonuses under the Plan are generally paid to similarly situated Participants and shall be pro-rated based on the number of days during the Performance Period that the Participant was employed as determined by the Committee in its sole discretion. “Disability” shall mean (a) with respect to a Participant employed pursuant to a written employment agreement, which agreement includes a definition of “Disability,” “Disability” as defined in that agreement, or (b) with respect to any other Participant, inability to perform the essential functions of the Participant’s then-existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period as a result of physical or mental incapacity or illness.
5.4.2    Termination without Cause. If a Participant’s employment is terminated by the Company Group without Cause outside of the CIC Protection Period, the Participant, except as otherwise provided in the respective Participant’s written employment agreement with a member of the Company Group, shall not be entitled to any Bonus with respect to the open Performance Period unless determined otherwise by the Committee in its sole discretion.
5.4.3    Termination for Cause; Resignation. If a Participant’s employment is terminated by the Company Group for Cause or the Participant resigns the Participant’s employment, the Participant, except as otherwise provided in the respective Participant’s written employment agreement with a member of the Company Group, shall not be entitled to any Bonus with respect to the open Performance Period.
5.4.4    Change in Control. If a Participant’s employment is terminated by the Company Group without Cause, or the Participant resigns the Participant’s employment for Good Reason, in either case, during the period beginning 180 days prior to the effective date of a definitive agreement that results in a Change in Control (and is in connection with such Change in Control) and ending 24 months after the consummation (closing) of a Change in Control (such period, the “CIC Protection Period”), the Participant’s Bonus, except as otherwise provided in the respective Participant’s employment agreement with a member of the Company Group, shall be pro-rated for the year in which the termination occurs determined by multiplying the Participant’s Bonus for such year (calculated based on target performance for the full performance period) by a fraction, the numerator of which is the number of days during such year that the Participant was employed by the Company Group and the denominator of which is the number of days in such year, and shall be paid in full within sixty (60) days of the Participant’s termination of employment. Change in Control, Cause and Good Reason shall have the meanings set forth in the Octave Intelligence plc Long-Term Incentive Plan, as may be amended from time to time or any successor plan as applicable.
6.    General Provisions
6.1    Amendment and Termination. The Board or the Committee may at any time and from time to time modify, alter, amend, suspend, discontinue or terminate this Plan, except that no modification, alteration, amendment, suspension, discontinuation or termination may materially impair the rights of a Participant under any Individual Target Award theretofore granted without the Participant’s consent, except for an amendment made to comply with applicable law, stock exchange requirements or accounting rules.
6.2    Nonassignability. No rights granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Participant to transfer any right to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 6.2 will be null and void. All of the terms and conditions of the Plan will be binding upon any permitted successors and assigns.
6.3    No Continued Employment; Right of Discharge Reserved. Neither the adoption of the Plan nor the grant of any Bonus (or any provision in the Plan) will confer upon any Participant any right to continued employment with the Company Group, nor will it interfere in any way with the right of the Company Group to terminate, or alter the terms and conditions of, such employment at any time.
6.4    Disputes; Choice of Forum.
(a)    The Company Group and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Madison, State of Alabama, over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company Group and the Participant, any aspect of the Participant’s employment with the Company Group or the termination of that employment. The Company Group and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 6.4(a) has a reasonable relation to the Plan and to the relationship between such Participant and the Company Group. Notwithstanding the foregoing, nothing herein will preclude the Company Group from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 6.4(a).
(b)    The agreement by the Company Group and each Participant as to forum is independent of the law that may be applied in the action, and the Company Group and each

Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company Group or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 6.4(a), (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in Section 6.4(a), and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company Group and each Participant.
(c)    Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the Chief Legal Officer of the Company as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Participant of any such service of process.
(d)    Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, any dispute or controversy or any claim waived under Section 6.6. Notwithstanding the foregoing, a Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Participant’s legal counsel; provided, that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim. In addition, a Participant may provide information to, file a charge with or participate in an investigation conducted by any governmental entity, and a Participant does not need the Company Group’s permission to do so. Furthermore, a Participant is not required to notify the Company Group of a request for information from any governmental entity or of such Participant’s decision to file a charge with or participate in an investigation conducted by any governmental entity.
6.5    Waiver of Jury Trial. EACH PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.
6.6    Waiver of Claims. Each Participant recognizes and agrees that, before being selected by the Committee to receive a Bonus, the Participant has no right to any benefits under the Plan. Accordingly, in consideration of the Participant’s receipt of any Bonus hereunder, the Participant expressly waives any right to contest the amount of any Bonus, the terms of any Bonus, any determination, action or omission hereunder by the Committee, the Company Group or the Board, or any amendment to the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company Group and any Participant. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.
6.7    Governing Law. THE PLAN AND ALL BONUSES MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY, AND CONSTRUED IN

ACCORDANCE WITH, THE LAWS OF THE STATE OF ALABAMA, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.
6.8    Tax Withholding. In connection with any payments to a Participant or other event under this Plan that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to a Bonus (including, without limitation, the Federal Insurance Contributions Act (FICA) tax, (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant whether or not pursuant to the Plan, (ii) the Committee will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise), or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Participant.
6.9    Severability; Entire Agreement. If any of the provisions of the Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Individual Target Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
6.10    No Third-Party Beneficiaries. The Plan will not confer on any person other than the Company Group and the Participant any rights or remedies hereunder. The exculpation and indemnification provisions of Section 2.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
6.11    Successors and Assigns. The terms of the Plan will be binding upon, and inure to the benefit of, the Company and any successor entity.
6.12    Plan Headings. The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
6.13    Section 409A of the Code. The Company Group intends that Bonus payments under this Plan shall be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as short-term deferrals and shall not constitute “deferred compensation” within the meaning of Section 409A of the Code (absent a valid deferral election under the terms of another plan or arrangement maintained by the Company Group). This Plan shall be interpreted, construed and administered in accordance with the foregoing intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A of the Code. The Company Group shall have no liability to any Participant or otherwise if this Plan or any Bonus paid or payable hereunder is subject to the additional tax and penalties under Section 409A of the Code.
6.14    No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event will the Company Group be liable to a Participant on account of a Bonus’s failure to (a) qualify for favorable United States or non-United States tax treatment or (b) avoid adverse tax treatment under United States or non-United States law, including, without limitation, Section 409A.
6.15    No Funding. The Company Group shall be under no obligation to fund or set aside amounts to pay obligations under this Plan. Participants shall have no rights to any amounts under this Plan other than as a general unsecured creditor of the Company Group.
6.16    No Rights to Other Payments; No Limitation on Other Payments; Other Agreements. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from the Company Group under any other alternative plans, schemes, arrangements or contracts the Company Group may have with any employees or group of employees of the Company Group. Nothing in this Plan shall preclude or limit the ability of the Company Group to pay any compensation to a Participant under any other plan or compensatory arrangement whether or not in effect on the date this Plan was adopted. In the event a Participant is party to a written employment agreement or similar agreement with a member of the Company Group that addresses the treatment of annual bonuses upon termination of employment or a corporate transaction, the terms of such agreement shall supersede this Plan to the extent of any conflict or inconsistency.
6.17    No Effect on Benefits. Bonuses and payments under this Plan shall constitute special discretionary incentive payments to the Participants and shall not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, incentive, life insurance, severance or other benefit plan of the Company Group or under any agreement with a Participant, unless the Company Group or such other arrangement specifically provides otherwise.
6.18    Clawback/Recapture Policy. Awards under the Plan will be subject to any clawback or recapture policy that the Company Group may adopt from time to time (including, for the avoidance of doubt, the Company’s Incentive Compensation Recoupment Policy or any successor policy to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Bonus be repaid to the Company Group after they have been distributed to the Participant.
6.19    Term of Plan. This Plan shall continue until suspended, discontinued or terminated by the Board or the Committee in its sole discretion; provided, that the existence of this Plan at any time or from time to time does not guarantee or imply the payment of any Bonuses hereunder, or the establishment of any future plans or the continuation of this Plan.